Exhibit 99


                                      Ford

NEWS

Contact:        George Pipas
                313-323-9216
                gpipas@ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.

IMMEDIATE RELEASE
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FORD MOTOR COMPANY REPORTS MAY U.S. SALES

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o May U.S. sales totaled 317,471, down 3 percent.
o Ford F-Series sales totaled 78,847, up 4 percent.
o Ford Escape and Ford Focus set May sales records.
o Ford announces third quarter North American production plans.

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DEARBORN, Mich., June 2 - U.S. customers purchased or leased 317,471 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in May, down 3 percent compared with a year ago. Sales of passenger cars were 107,198, down 5 percent and trucks were 210,273, down 2 percent.

Year-to-date through May, the company's sales were 1.4 million, down 2 percent compared with the same period a year ago. Sales of trucks were 935,071, up 2 percent, and sales of passenger cars were 470,370, down 9 percent.

Ford F-Series, America's best-selling vehicle, posted sales of 78,847, up 4 percent. May was the ninth month in a row of higher sales. Year-to-date through May, F-Series sales were 358,034, up 9 percent compared with the same period a year ago.

The Ford Escape and Ford Focus, each set a May sales record. Sales for the Escape, America's best-selling small sport utility vehicle, were 23,197, up 44 percent. Year-to-date, Escape sales

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were 82,218, up 28 percent. Ford Focus sales were 29,898, up 32 percent.
Year-to-date, Focus sales were 96,312, down 5 percent.

North American Production
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The company plans to build 755,000 vehicles (195,000 cars and 560,000 trucks) in its North American assembly plants in the third quarter 2004. In the third quarter 2003, the company produced 786,000 vehicles (229,000 cars and 557,000 trucks).

In the second quarter of 2004, the company plans to build 955,000 vehicles (255,000 cars and 700,000 trucks), unchanged from the previously announced plan.

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